Exhibit A 5 i

Item 8. Changes in and Disagreements with Accountants for Open-End Management Investment Companies (Unaudited)

(a) The Fund is a series of BNY Mellon Investment Funds III (the “Trust”). KPMG LLP (“KPMG”) was the independent registered public accounting firm for the Fund until its dismissal on January 1, 2026.

During each of the two fiscal years ended December 31, 2025 and December 31, 2024, and the subsequent interim period through January 1, 2026, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with KPMG’s reports on the financial statements. In addition, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The audit reports of KPMG on the financial statements of the Fund as of and for the fiscal years ended December 31, 2025 and December 31, 2024 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Fund provided KPMG with a copy of the foregoing disclosures and has requested that KPMG furnish the Fund with a letter addressed to the U.S. Securities and Exchange Commission (the “SEC”) stating whether KPMG agrees with the above statements. A copy of the letter from KPMG is filed as an Exhibit to this Form N-CSR.

(b) At a meeting held on August 19, 2025, the Audit Committee and Board of the Trust approved the appointment of Ernst & Young LLP (“EY”) as the Fund’s independent registered public accounting firm effective January 1, 2026. EY serves as the independent registered public accounting firm for all funds in the BNY Mellon Family of Funds. Accordingly, a change in the Fund’s independent registered public accounting firm was deemed to occur as of January 1, 2026.